Exhibit 23(a)

Pöch Krassnigg
Rechtsanwälte GmbH

RA Dr. Peter Pöch RA Dr. Michael Krassnigg Mag. rer.soc.oec. Geschäftsführende Gesellschafter

February 5, 2009

Oesterreichische Kontrollbank Aktiengesellschaft

Form 18-K/A

We hereby consent to the filing of

(i) our opinion dated October 16, 2007, relating to the issuance and sale by Oesterreichische Kontrollbank AG (the “Bank”) of U.S.$ 1,750,000,000 aggregate principal amount of its 4.75% Guaranteed Global Notes Due 2012,

(ii) our opinion dated January 24, 2008, relating to the issuance and sale by the Bank of U.S.$ 2,000,000,000 aggregate principal amount of its 2.875% Guaranteed Global Notes Due 2011,

(iii) our opinion dated May 7, 2008, relating to the issuance and sale by the Bank of U.S.$ 1,000,000,000 aggregate principal amount of its 3.625% Guaranteed Global Notes Due 2013,

(iv) our opinion dated September 16, 2008, relating to the issuance and sale by the Bank of U.S.$ 1,750,000,000 aggregate principal amount of its 3.125% Guaranteed Global Notes Due 2011, and

(v) our opinion dated January 21, 2009, relating to the issuance and sale by the Bank of U.S.$ 1,250,000,000 aggregate principal amount of its 1.875% Guaranteed Global Notes Due 2012 as Exhibits to an Amendment No. 2 to the Annual Report of the Bank and the Republic of Austria on Form 18-K for the fiscal year ended December 31, 2007.

In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Pöch Krassnigg Rechtsanwälte GmbH